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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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(Name of Registrant as Specified In Its Charter)

Ace Cash Express, Inc.

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ACE CASH EXPRESS, INC.
1231 Greenway Drive, Suite 600
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 15, 2004

     ACE Cash Express, Inc. (the “Company”) will hold its 2004 Annual Meeting of Shareholders at the Marriott Las Colinas, 223 West Las Colinas Boulevard, Irving, Texas 75039, on Monday, November 15, 2004. The meeting will begin at 10:00 a.m. At the meeting, the shareholders will be asked to:

•	Elect nine directors.

•	Vote upon a proposal to amend the Company’s Restated Articles of Incorporation to increase the total number of shares of Common Stock, $0.01 par value per share, that the Company has authority to issue from 20 million shares to 50 million shares.

•	Consider any other business properly presented at the meeting.

     Shareholders of record at the close of business on September 20, 2004 may vote at the meeting. A list of those shareholders may be reviewed at the Company’s offices at 1231 Greenway Drive, Suite 600, Irving, Texas 75038, for ten days before the meeting.

     Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy, or use the telephone or internet voting procedures, before the meeting. If you attend the meeting and wish to vote in person, you may do so.

By order of the Board of Directors,
/s/ WALTER E. EVANS
Walter E. Evans
Secretary

Irving, Texas

October 12, 2004

ACE CASH EXPRESS, INC.
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 15, 2004

This Proxy Statement is furnished to shareholders of ACE Cash Express, Inc., a Texas corporation (the “Company”), to solicit, on behalf of the Company’s Board of Directors, proxies to vote at the Annual Meeting of Shareholders of the Company to be held November 15, 2004 (the “Annual Meeting”). All properly executed written proxies, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to or at the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about October 15, 2004.

     Accompanying this Proxy Statement is a copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2004 (“fiscal 2004”). The Annual Report to Shareholders is not part of the proxy solicitation material.

OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to vote at the Annual Meeting is September 20, 2004. At the close of business on that date, there were 13,482,582 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) outstanding.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum:

•	A plurality of the votes cast at the Annual Meeting, in person or by proxy, is required for the election of directors; and

•	A majority of all outstanding shares of Common Stock, voting in person or by proxy at the Annual Meeting, is required to approve the proposed amendment to the Restated Articles of Incorporation.

If any other matter were to be properly presented to a vote at the Annual Meeting, a majority of the votes cast at the Annual Meeting, in person or by proxy, would be required to act on that matter.

     Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder’s name on the record date. Because the nine nominees for director who receive the most votes will be elected, any abstention will not be included in the vote totals. Regarding the proposed amendment to the Restated Articles of Incorporation and any other proposal voted upon at the Annual Meeting, an abstention will be included in vote totals and will have the same effect as a negative vote. Where brokers who are nominee record holders do not vote on specific matters because they did not receive specific instructions on such matters from the beneficial owners of such shares (“broker non-votes”), such broker non-votes will not be included in vote totals and will have no effect on the election of directors, will have the same effect as a negative vote regarding the proposed amendment to the Restated Articles of Incorporation, and will have no effect on any other proposal that might be voted on.

SOLICITATION OF PROXIES

     The accompanying proxies are solicited on behalf of the Board of Directors. The Company will pay all expenses of soliciting these proxies. Proxies may be solicited not only by mail, but also by personal interview, telephone, and electronic transmission by the Company’s directors, officers, and employees. The Company may engage a solicitor or other third-party firm to assist in the distribution and solicitation of proxies; the Company anticipates that the fee payable to such a solicitor or firm would not exceed $10,000. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for the corresponding reasonable out-of-pocket expenses.

METHODS OF VOTING BY PROXY

     Shareholders of record may vote by proxy using any of the following methods:

•	By internet, by going to http://www.eproxy.com/aace and following the instructions.

•	By telephone, by calling 1-800-435-6710 in the United States and Canada on a touch-tone telephone and following the recorded instructions.

•	By mail, by completing, signing, and returning the enclosed proxy form in the accompanying postage-paid envelope.

The enclosed proxy form has additional specific information.

VOTING OF PROXIES AT MEETING

     When shareholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the shareholder otherwise specifies therein, each proxy will be voted:

•	FOR the election as directors of the Company of the nine nominees named below under “Directors and Executive Officers — Director Nominees”; and

•	FOR the proposal to amend the Restated Articles of Incorporation.

     If any other matter or business is properly presented at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders, in accordance with their best judgment. On the date of this Proxy Statement, the Board of Directors does not know of any other matter or business to be presented at the Annual Meeting other than as addressed in this Proxy Statement.

REVOCATION OF PROXIES

     A proxy may be revoked any time before it is exercised. A shareholder giving a proxy may revoke it by:

•	Submitting another proxy with a later date, including a proxy given by the internet or by telephone;

•	Giving written notice to the Company’s Secretary before the Annual Meeting that the proxy has been revoked; or

•	Voting in person at the Annual Meeting.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 20, 2004, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company’s directors, each nominee for election as director, the Named Executive Officers (as defined in “Executive Compensation — Summary Compensation Table” below), and all directors and executive officers as a group. The Company believes each such shareholder has sole voting and dispositive power over the shares held, except as otherwise indicated.

	Shares of		Percentage of
	Common Stock		Common Stock
	Beneficially Owned		Beneficially Owned
Edward W. Rose III	897,148	(1)	6.7%
500 Crescent Court, Suite 250 Dallas, Texas 75201

Donald H. Neustadt	443,561	(2)	3.3%

Raymond C. Hemmig	439,699	(3)	3.3%

Jay B. Shipowitz	276,988	(4)	2.1%

Marshall B. Payne	113,922	(5)	(6)

Michael S. Rawlings	26,333	(7)	(6)

Charles Daniel Yost	5,084	(8)	(6)

Robert P. Allyn	—		—

J. M. Haggar, III	—		—

William S. McCalmont	28,500	(9)	(6)

Barry M. Barron	24,559	(10)	(6)

Walter E. Evans	13,000	(11)	(6)

FMR Corp.	1,004,000	(12)	7.5%
82 Devonshire Street Boston, Massachusetts 02109

All directors and executive officers as a group (11 persons)	2,268,794	(13)	16.9%

(1)	Includes 693,821 shares of Common Stock owned by Mr. Rose and options to purchase 18,333 shares exercisable within 60 days of the date of this Proxy Statement. Also includes shares owned by the following:

a)	Evelyn P. Rose, the wife of Mr. Rose — 115,341 shares

b)	Lela Helen Rose, the daughter of Mr. and Mrs. Rose — 21,705 shares

c)	Evelyn Potter Rose 1990 Irrevocable Trust — 66,281 shares.

Mr. Rose might be considered to share dispositive power with each of these persons over the shares of Common Stock owned by that person. Mr. Rose, however, disclaims beneficial ownership of any of the shares owned by each of these persons.

(2)	Includes 35,922 shares held by KLN Foundation, a private charitable foundation of which Mr. Neustadt is one of three officers. Mr. Neustadt shares voting and dispositive power with those other foundation officers. Mr.

Neustadt disclaims beneficial ownership of the shares held by KLN Foundation. Also includes options to purchase 63,270 shares exercisable within 60 days of the date of this Proxy Statement.

(3)	Includes 5,000 shares Mr. Hemmig holds as custodian for his children, 11,250 shares held for the Hemmig Family Trust and options to purchase 30,083 shares exercisable within 60 days of the date of this Proxy Statement.

(4)	Includes options to purchase 123,088 shares exercisable within 60 days of the date of this Proxy Statement. Also includes 50,000 shares of Common Stock, granted as restricted stock on July 1, 2004 under the Company’s 1997 Stock Incentive Plan, not reflected in “Executive Compensation - Summary Compensation Table” because such shares were not granted during, or as compensation for, fiscal 2004.

(5)	Includes 9,120 shares owned by Scout Ventures, a Texas general partnership of which Mr. Payne is a general partner (“Scout”); Mr. Payne shares voting and dispositive power over the shares held by Scout with the other partners of Scout. Also includes options to purchase 18,333 shares exercisable within 60 days of the date of this Proxy Statement.

(6)	Less than 1%.

(7)	Includes options to purchase 24,583 shares exercisable within 60 days of the date of this Proxy Statement.

(8)	Includes options to purchase 3,334 shares exercisable within 60 days of the date of this Proxy Statement.

(9)	Includes 500 shares Mr. McCalmont holds as custodian for his child and options to purchase 15,000 shares exercisable within 60 days of the date of this Proxy Statement.

(10)	Includes options to purchase 3,602 shares exercisable within 60 days of the date of this Proxy Statement.

(11)	Includes options to purchase 10,000 shares exercisable within 60 days of the date of this Proxy Statement.

(12)	From an amended Schedule 13G dated February 16, 2004, filed by FMR Corp. with the Securities and Exchange Commission, it appears that FMR Corp. has beneficial ownership of these shares as the result of beneficial ownership by its wholly owned subsidiary, Fidelity Management & Research Company, a registered investment adviser. These shares are owned by Fidelity Low Priced Stock Fund, a registered investment company managed by the investment adviser (the “Fund”). It appears that, with respect to the shares owned by the Fund, (a) each of Edward C. Johnson 3d, as Chairman of FMR Corp.; FMR Corp., through its control of the investment adviser to the Fund; and the Fund has the sole power to dispose of the shares owned by the Fund, (b) neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fund, but that power resides with the Fund’s Board of Trustees, and (c) Edward C. Johnson 3d and Abigail P. Johnson, with members of their family, may be deemed a controlling group of FMR Corp.

(13)	See Notes (1) through (11).

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

     Nine directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than nine persons. To be elected a director, each nominee must receive a plurality of all the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee other than Mr. Haggar is currently a director of the Company. Each nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

     Raymond C. Hemmig, age 54, has served as the Chairman of the Board of the Company since September 1988, when he first became a director. From September 1988 to October 1994, Mr. Hemmig also served as the Company’s Chief Executive Officer. Since December 1995, Mr. Hemmig has served as the Chairman of the Board and Chief Executive Officer of Retail & Restaurant Growth Capital L.P., a licensed Small Business Investment Corporation and a provider of financing to emerging retail and restaurant companies. Since October 2003, Mr. Hemmig has served as Chairman of the Board of Buffet Partners, a restaurant industry holding company. Mr. Hemmig also serves as a director of Restoration Hardware, Inc., a publicly held retail company.

     Robert P. Allyn, age 44, was elected as a director of the Company in August 2004. Mr. Allyn is President and Chief Executive Officer of Allyn & Company, Inc., a public relations, advertising, public affairs and political media firm he founded 21 years ago, that serves Fortune 500 corporations, industry groups, governmental agencies and political figures in the United States, Mexico, the Caribbean and Asia. In 2002, Allyn & Company, Inc. was acquired by Omnicom Group Inc., a holding company that owns and manages numerous advertising, marketing, specialty communications, and media agencies and companies.

     J. M. Haggar, III, age 53, is a new director nominee, having no previous relationship with the Company. Mr. Haggar has served as Chairman of the Board since 1994, and Chief Executive Officer since 1990, of Haggar Corp., a designer, manufacturer, importer and marketer of men’s and women’s apparel.

     Donald H. Neustadt, age 55, has served as a director of the Company since January 1987 and has been a non-officer employee of the Company since July 2004. Mr. Neustadt served as the Company’s Chief Executive Officer from November 1994 to June 2004 and as President of the Company from November 1994 to December 1999. Mr. Neustadt served as the Company’s President and Chief Operating Officer from January 1987 to November 1994. From 1972 to January 1987, Mr. Neustadt served in various capacities with Associates Corporation of North America and its affiliates.

     Marshall B. Payne, age 47, has served as a director of the Company since 1987. Since April 2004, Mr. Payne has been the managing partner of CIC Partners LP, a private equity investment firm. Since 1983, Mr. Payne had been Vice President of Cardinal Investment Company, Inc., serving as the head of the Private Equity Group until March 2004. Mr. Payne also serves as a director of various private companies.

     Michael S. Rawlings, age 50, has served as a director of the Company since November 2000. Since April 2004, Mr. Rawlings has been a partner of CIC Partners LP, a private equity investment firm. Prior to that, Mr. Rawlings had been a professional investor since March 2003. From June 1997 through February 2003, Mr. Rawlings was the President of Pizza Hut, Inc., an operating company of YUM! Brands, Inc., and owner of the world’s largest chain of pizza restaurants. From 1991 to 1996, Mr. Rawlings was the Chairman, President and Chief Executive Officer of the Dallas Group of DDB Needham Worldwide, a marketing communications agency.

     Edward W. Rose, III, age 63, has served as a director of the Company since 1987. Since 1974, Mr. Rose has been the President and sole shareholder of Cardinal Investment Company, Inc. In addition, Mr. Rose serves as Chairman of the Board of Drew Industries, Inc., an aluminum window manufacturer.

     Jay B. Shipowitz, age 41, has served as Chief Executive Officer of the Company since July 2004, and as President and Chief Operating Officer and as a director of the Company since January 2000. Mr. Shipowitz served as the Company’s Senior Vice President and Chief Financial Officer from May 1997 to January 2000. From July 1996 to May 1997, Mr. Shipowitz was the senior vice president and chief financial officer of USDATA Corporation, a publicly-held software company. From June 1993 to July 1996, Mr. Shipowitz was the vice president of finance and administration and chief financial officer of Westinghouse Security Systems, Inc., a residential security company. From 1987 to 1993, Mr. Shipowitz worked at Price Waterhouse in various positions, the last of which was senior manager. Mr. Shipowitz is a director of Financial Service Centers of America, Inc.

     Charles Daniel Yost, age 55, has served as a director of the Company since August 1996. Since July 2004, Mr. Yost has been Executive Vice President, Product and Marketing for Qwest Communications International, Inc., a provider of voice, video and data services. From March 1998 to June 2004, Mr. Yost was President and Chief Operating Officer of Allegiance Telecom, Inc., an integrated communications provider. In May 2003, Allegiance Telecom, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. From July 1997 to February 1998, Mr. Yost was President and Chief Operating Officer of NETCOM On-line Communications Systems, Inc., an internet service provider.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE.

Corporate Governance

     Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Hemmig, Mr. Rose, Mr. Payne, Mr. Yost, Mr. Rawlings, and Mr. Allyn is, and that (if elected) Mr. Haggar would be, independent from our management, as an “independent director” as defined under the Nasdaq Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

     Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. A copy of the Company’s Code of Business Conduct and Ethics is available on its website at www.acecashexpress.com by clicking first on “Investor Info” then on “Corporate

Governance.” The Company will also provide a copy of its Code of Business Conduct and Ethics, without charge, to any shareholder who so requests in writing.

  Executive Sessions of Independent Directors

     The Company’s independent directors have executive sessions at which only independent directors are present after every regularly scheduled meeting of the Board of Directors. Mr. Hemmig, the Chairman of the Board, presides over these executive sessions. For information on how to communicate with the Company’s independent directors, please see “—Communications with the Board of Directors” below.

  Communications with the Board of Directors

     Shareholders may communicate with the Board of Directors by writing to the Board in care of the Company’s Secretary, Ace Cash Express, Inc., 1231 Greenway Drive, Suite 600, Irving, Texas 75038. The Board of Directors has delegated responsibility for initial review of shareholder communications to the Company’s Secretary. In accordance with the Board’s instructions, the Secretary will forward the communication to the director or directors to whom it is addressed, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues or (3) clearly unrelated to the Company’s business, industry, management or Board or committee matters. In addition, the Secretary will make all communications available to each member of the Board at the Board’s next regularly scheduled meeting.

Board Committees

     The Board of Directors of the Company has two permanent committees: the Audit Committee and the Compensation Committee. None of the directors who serve as members of either permanent committee are employees of the Company or any of its subsidiaries. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for nomination or election as directors. For further information on director nominations, please see “—Nominations to the Board of Directors” below.

  Audit Committee

     The Audit Committee operates under an Amended and Restated Charter of the Audit Committee adopted by the Company’s Board of Directors, a copy of which is included as Appendix A to this Proxy Statement.

     The Audit Committee’s functions include:

•	engaging independent auditors and determining their compensation;

•	making recommendations to the Board of Directors for reviewing the completed audit and audit report with the independent auditors, the conduct of the audit, significant accounting adjustments, recommendations for improving internal controls, and all other significant findings during the audit;

•	meeting with the Company’s management and auditors to discuss internal accounting and financial controls, as well as results of operations reviews performed by the auditors;

•	determining the scope of and authorizing or approving any permitted non-audit services provided by the independent auditors and the compensation for those services; and

•	initiating and supervising any special investigation it deems necessary regarding the Company’s accounting and financial policies and controls.

     The Audit Committee is composed solely of directors who are not officers or employees of the Company and who, the Company believes, have the requisite financial literacy to serve on the Audit Committee, have no relationship to the Company that might interfere with the exercise of their independent judgment, and meet the standards of independence for members of an audit committee under the rules of the Securities and Exchange Commission (the “SEC”) and under the Nasdaq Marketplace Rules.

     In accordance with the rules and regulations of the SEC, the preceding paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this section of this Proxy Statement into any other filed document.

     Messrs. Rose (Chairman), Yost and Payne are the current members of the Audit Committee. The Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. Rose, the Chairman of the Audit Committee, is the sole “audit committee financial expert” on the Audit Committee.

     See “Audit Committee Report” below.

  Compensation Committee

     The Compensation Committee’s functions include:

•	establishing and overseeing the Company’s compensation policies;

•	determining, or recommending to the Board, the compensation of the Company’s executive officers;

•	administering the Company’s 1997 Stock Incentive Plan and the Company’s Non-Employee Directors Stock Incentive Plan; and

•	overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers.

     See “Executive Compensation — Compensation Committee Report on Executive Compensation” below. Messrs. Rawlings (Chairman) and Payne are the current members of the Compensation Committee. All members of the Compensation Committee are “independent directors” as defined under the Nasdaq Marketplace Rules.

Board and Committee Meetings

     The Board of Directors held seven meetings during fiscal 2004. The Audit Committee held ten meetings, and the Compensation Committee held three meetings, during fiscal 2004. All persons who were directors during fiscal 2004 attended at least 75% of the total of the Board meetings and the meetings of committees on which they served.

     The Company’s policy is to schedule a meeting of the Board of Directors on the date of, and following, the annual meeting of shareholders, and the Company encourages all of the directors to attend the annual meeting of shareholders and the following meeting of the Board of Directors. All of the Company’s current directors attended last year’s annual meeting of shareholders, other than Mr. Allyn and Mr. Haggar, neither of whom were directors at the time of that meeting.

Nominations to the Board of Directors

     The Board of Directors does not have a nominating committee or other committee that recommends qualified candidates to the Board for nomination or election as directors. The Board of Directors believes that, because of its relatively small size and because of the historically few and infrequent vacancies on the Board, it is sufficient for the independent directors to select or recommend director nominees. The Board of Directors has adopted a nominations process that provides that the Company’s independent directors (as defined under the Nasdaq Marketplace Rules), acting by a majority, are authorized to recommend individuals to the Board of Directors for the Board’s selection as director nominees. Under the rules promulgated by the SEC, the independent directors are, therefore, treated as a “nominating committee” for the purpose of the disclosures in this section of this Proxy Statement.

     With respect to the nominations process, the independent directors do not operate under a written charter, but under resolutions adopted by the Board of Directors.

     The independent directors are responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations to the full Board for nominations to fill vacancies on the Board, and for selecting the management nominees for the directors to be elected by the Company’s shareholders at each annual meeting. The independent directors have not established specific minimum age, education, experience or skill requirements for potential directors. The independent directors have, however, been authorized by the Board of Directors to take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:

•	an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its shareholders; and

•	regarding any individual who has served as a director of the Company, his past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his overall contributions to the Board and the Company.

     The independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company’s current directors and management as well as input from third parties, including executive search firms retained by the Board. The independent directors will obtain background information about candidates, which may include information from directors’ and officers’ questionnaires and background and reference checks, and will then interview qualified candidates. The Company’s other directors will also have an opportunity to meet and interview qualified candidates. The independent directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board.

     With respect to Mr. Allyn and Mr. Haggar, who are being submitted to the Company’s shareholders for election as directors for the first time at the Annual Meeting, both Mr. Allyn and Mr. Haggar were recommended to the independent directors by a third party search firm. The search firm identified potential candidates and conducted initial interviews with prospective candidates.

     The independent directors will consider qualified nominees recommended by shareholders, who may submit recommendations to the independent directors in care of the Company’s Board of Directors through a written notice as described under “—Corporate Governance—Communications with Directors” above. To be considered by the independent directors, a shareholder nomination must comply with the requirements for a shareholder proposal specified in the SEC’s Rule 14a-8 and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by the Company’s shareholders will be evaluated in the same manner as any other nominee for director.

Director Compensation

     All of the Company’s current directors, other than Messrs. Neustadt and Shipowitz, are non-employee directors. During fiscal 2004, the non-employee directors were compensated in accordance with the following cash-compensation plan: The Chairman of the Board received an annual retainer or fee of $80,000; each non-employee director received an annual retainer or fee of $20,000; the Chairman of the Audit Committee received an additional annual retainer or fee of $6,000; each member of the Audit Committee other than the Chairman received an additional annual retainer or fee of $3,500; the Chairman of the Compensation Committee received an additional annual retainer or fee of $3,000; and each member of the Compensation Committee other than the Chairman received an additional annual retainer or fee of $2,000. The annual retainer or fee payable to the Chairman of the Board was paid in approximately equal bi-weekly installments, and the annual retainers or fees payable to the other non-employee directors were paid in advance in equal quarterly installments. For fiscal 2005, the non-employee directors currently are being compensated in accordance with the same cash-compensation plan. Each non-employee director also was and will continue to be reimbursed expenses related to his activities as a director. The Company does not compensate its employees for service as a director.

     In addition, under the Company’s Non-Employee Directors Stock Incentive Plan, in fiscal 2004, each of the five non-employee directors received a grant of 1,750 shares of Common Stock as restricted stock. Each such grant was made by the Compensation Committee on December 1, 2003. The closing price of a share of Common Stock on The Nasdaq Stock Market on that date was $19.16. The shares in each such grant vest in approximately equal annual installments on December 1, 2004, 2005, and 2006 if the director continues to serve as such. Each holder of shares of restricted stock would be entitled to the same dividends as any other holder of shares of Common Stock if the Company were to declare and pay any dividend (which it does not intend to do), but the holder may not transfer any unvested shares of restricted stock.

     Mr. Allyn, a non-employee director elected in August 2004, was granted an option to purchase 11,250 shares of Common Stock. That option is exercisable in approximately equal annual installments on August 23, 2005, 2006, and 2007 if Mr. Allyn continues to serve as a director. The exercise price of that option was $24.45 per share, which was the closing price of a share of Common Stock on The Nasdaq Stock Market on the date of grant. It is anticipated that if Mr. Haggar is elected a director by the shareholders, the Compensation Committee will grant him an option to purchase 11,250 shares of Common Stock, exercisable in approximately equal installments on the first, second, and third anniversaries of the date of grant if Mr. Haggar continues to serve as a director, with an exercise price equal to the closing price of a share of Common Stock on The Nasdaq Stock Market on the date of grant.

     Any grants of stock options or restricted stock, or both, to non-employee directors during fiscal 2005 under the Non-Employee Directors Stock Incentive Plan will be at the discretion of the Compensation Committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and holders of more than 10% of the Common Stock to file with the SEC reports of ownership changes in ownership of Common Stock. SEC regulations require those directors, executive officers, and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file.

     Based on the Company’s review of reports and on written representations that no other reports were required during fiscal 2004, the Company believes that the directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except for (1) Raymond C. Hemmig’s inadvertent late filing of one Form 4 to report one sale of 5,300 shares in December 2003, (2) Marshall B. Payne’s inadvertent late filings of one Form 4 to report one sale of 10,000 shares in December 2003 and one Form 5 to report one gift of 10,000 shares in April 2004, and (3) William S. McCalmont’s inadvertent late filing of one Form 4 to report one grant of options to acquire 60,000 shares awarded to him upon his becoming an executive officer in August 2003.

Executive Officers

Name	Position
Raymond C. Hemmig	Chairman of the Board

Jay B. Shipowitz	Chief Executive Officer and President

Barry M. Barron	Executive Vice President – Operations

William S. McCalmont	Executive Vice President and Chief Financial Officer

Walter E. Evans	Senior Vice President, General Counsel and Secretary

See “– Directors” above for business experience information concerning Messrs. Hemmig and Shipowitz.

     Barry M. Barron, age 47, has served as the Company’s Executive Vice President–Operations since July 2003. Mr. Barron served as the Company’s Senior Vice President-Operations from February 2001 to July 2003. From February 1998 until February 2001, Mr. Barron was Senior Vice President of the International Division at Papa John’s International, Inc., an owner and franchisor of pizza restaurants.

From April 1994 to February 1998, Mr. Barron served as Vice President of Papa John’s.

     William S. McCalmont, age 48, has served as the Company’s Executive Vice President and Chief Financial Officer since August 2003. From January 2002 through August 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group, a consulting firm. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., a supplier of furnished, fully supported office space, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2002. From August 1999 until June 2000, Mr. McCalmont served as the Interim President and Chief Executive Officer, and from August 1997 to August 1999, as the Senior Vice President and Chief Financial Officer, of La Quinta Inns, Inc., an owner and operator of hotels. From 1996 to 1997, Mr. McCalmont was Senior Vice President, Chief Financial Officer and Treasurer of FelCor Suite Hotels, Inc., an owner of hotels. Mr. McCalmont serves as a director of LaSalle Hotel Properties, a hotel real estate investment trust.

     Walter E. Evans, age 40, has served as the Company’s Senior Vice President and General Counsel and Secretary since August 2003. From August 2001 through March 2003, Mr. Evans served as the Executive Vice President, General Counsel and Secretary of Hollywood Casino Corporation, an owner and operator of casinos. Mr. Evans served, from May 2000 through August 2001, as Vice President and Deputy General Counsel, and from July 1995 through May 2000, as Associate General Counsel, of Hollywood Casino Corporation. Before joining Hollywood Casino Corporation, Mr. Evans practiced law in the Dallas, Texas offices of the law firms Hughes & Luce, L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation paid or accrued for services rendered to the Company for the last three fiscal years by the Chief Executive Officer (“CEO”) and each of the executive officers of the Company whose total annual salary and bonus for fiscal 2004 exceeded $100,000 (collectively with the CEO, the “Named Executive Officers”):

		Annual Compensation			Long-Term Compensation
					Awards			Payouts
				Other	Restricted		Securities
	Year			Annual	Stock		Underlying	LTIP	All Other
Name and Principal	Ended	Salary	Bonus	Compensation	Awards		Options/SARs	Payouts	Compensation
Position	June 30,	($)	($)	($)(1)	($)		(#)	($)	($)
Donald H. Neustadt	2004	450,000	510,652	14,912	86,900	(2)	—	—	4,965	(3)
(Chief Executive	2003	430,000	430,000	14,049	—		13,000	—	2,961	(3)
Officer)	2002	380,000	320,000	13,369	—		7,461	—	4,077	(3)

Jay B. Shipowitz	2004	360,000	431,022	15,019	1,305,613	(2)	—	—	2,674	(3)
(President and Chief	2003	330,000	330,000	14,183	—		11,500	—	2,834	(3)
Operating Officer)	2002	300,000	249,000	13,512	—		43,949	—	2,792	(3)

Barry M. Barron	2004	270,000	289,125	12,714	374,605	(2)	—	—	2,600	(3)
(Executive Vice	2003	252,181	180,000	12,449	24,750	(2)	10,000	—	2,600	(3)
President - Operations)	2002	233,333	166,000	11,288	—		4,409	—	3,800	(3)

William S. McCalmont	2004	242,917	289,125	13,663	159,875	(2)	60,000	—	3,250	(3)
(Executive Vice	2003	—	—	—	—		—	—	—
President and Chief	2002	—	—	—	—		—	—	—
Financial Officer)

Walter E. Evans	2004	219,231	199,955	12,870	59,250	(2)	40,000	—	—
(Senior Vice President,	2003	—	—	—	—		—	—	—
General Counsel and	2002	—	—	—	—		—	—	—
Secretary)

(1)	Includes a cash car allowance equal to $9,000 annually.

(2)	During fiscal 2004, Messrs. Neustadt, Shipowitz, Barron, McCalmont and Evans received one or more grants of shares of Common Stock as restricted stock under the Company’s 1997 Stock Incentive Plan. During fiscal 2003, Mr. Barron received a grant of shares of Common Stock as restricted stock under the 1997 Stock Incentive Plan. The shares in each such grant vest in installments on specified dates so long as the officer continues to be employed by the Company or any of its subsidiaries on such dates. The number of shares issued in each grant, the respective market value of those shares on the date of grant and on June 30, 2004 based on the closing price of a share of Common Stock on The Nasdaq Stock Market on each such date, and the vesting of those shares are as follows:

			Market Value On
		# of Shares	Date of	June 30,
Name	Date of Grant	Granted	Grant	2004	Vesting
Donald H. Neustadt	11/17/2003	4,400	$86,900	$113,036	25% vests annually beginning 8/25/2004 Also, 100% vests upon Mr. Neustadt’s entering into the Employment Separation Agreement

			Market Value On
		# of Shares	Date of	June 30,
Name	Date of Grant	Granted	Grant	2004	Vesting
					described in “—Employment and Consulting Arrangements with Donald H. Neustadt” below

Jay B. Shipowitz	7/2/2003	100,000	$1,225,000	$2,569,000	20% vests on 7/1/2005 30% vests on 7/1/2006 50% vests on 7/1/2007 Also, 100% vests upon change-in-control

Jay B. Shipowitz	12/14/2003	3,900	$80,613	$100,191	25% vests annually beginning 8/25/2004 Also, 100% vests upon change-in-control

Barry M. Barron	1/28/2003	2,500	$24,750	$64,225	100% vests on 7/1/2007 Also, 100% vests upon change-in-control

Barry M. Barron	7/2/2003	25,000	$306,250	$642,250	20% vests on 7/1/2006 30% vests on 7/1/2007 50% vests on 7/1/2008 Also, 100% vests upon change-in-control

Barry M. Barron	11/21/2003	3,500	$68,355	$89,915	25% vests annually beginning 8/25/2004 Also, 100% vests upon change-in-control

William S. McCalmont	10/30/2003	5,000	$90,750	$128,450	20% vests on 8/5/2006 30% vests on 8/5/2007 50% vests on 8/5//2008 Also, 100% vests upon change-in-control

William S. McCalmont	11/17/2003	3,500	$69,125	$89,915	25% vests annually beginning 8/25/2004 Also, 100% vests upon change-in-control

Walter E. Evans	11/17/2003	3,000	$59,250	$77,070	25% vests annually beginning 8/25/2004

For purposes of vesting in certain of the restricted stock agreements, a “change in control” of the Company is defined as it is in the Change-in-Control Executive Severance Agreements described in “—Change-in-Control Severance Agreements” below. Each Named Executive Officer who holds shares of restricted stock would be entitled to the same dividends as any other holder of shares of Common Stock if the Company were to declare and pay any dividend (which it does not intend to do), but the Named Executive Officer may not transfer any unvested shares of restricted stock.

(3)	Company-matching contributions to the Company’s qualified section 401(k) plan and the Company’s executive non-qualified deferred compensation plan.

     With the exception of Mr. Shipowitz, none of the Named Executive Officers is a party to a written employment agreement with the Company, and each Named Executive Officer’s employment is “at-will,” which permits either the Company or the Named Executive Officer to terminate employment for any, or no, reason at any time. The recent arrangements with Mr. Shipowitz are described under “ – Employment Arrangements with Jay B. Shipowitz” below.

Senior Management Bonus Plan

     The “Bonus” column of the compensation table above consists of annual bonuses paid under the Company’s senior management bonus plan (the “Bonus Plan”). Under the Bonus Plan, bonuses were payable to the Company’s senior executive officers, which include the Named Executive Officers, if certain targets for the Company’s financial performance and for the participants’ respective personal (financial or non-financial) performance related to the Company, as determined or approved by the Compensation Committee, were achieved in fiscal 2004.

     As in fiscal 2003, the Compensation Committee determined that bonuses under the Bonus Plan for fiscal 2004 would depend on improvement of the Company’s financial performance and each participant’s performance of individual goals intended to enhance the Company’s long-term business and operations (as determined or approved by the Compensation Committee, in the case of the CEO and the Company’s President and Chief Operating Officer (“COO”), and as determined by the CEO and COO, in the case of all other participants in the Bonus Plan). For fiscal 2004, bonuses were payable to the Named Executive Officers based 75% on the increase in the Company’s diluted earnings per share (“EPS”) for fiscal 2004 over its EPS for fiscal 2003 and 25% on the achievement of personal goals related to the Company. Under the Bonus Plan, the objectives or goals and the relative importance of them for individual bonuses were, in some cases, different for other senior executive officers.

     The target bonus for each Named Executive Officer was established at a percentage of his annual base salary, with the percentage varying from 40% to 75% according to the seniority of his position with the Company. A Named Executive Officer could earn a bonus less than or greater than the target bonus, however, to the extent that the annual increase in EPS was less than or greater than the targeted increase. Further, a Named Executive Officer could earn a partial bonus if either the requisite level of annual increase in EPS occurred or his individual performance goals were achieved.

     For fiscal 2004, the increase in the Company’s EPS for fiscal 2004 over fiscal 2003 exceeded the targeted level of increase, and the Compensation Committee determined (directly, or in the case of Messrs. Barron, McCalmont and Evans, as recommended by the CEO) that the named Executive Officers under the Bonus Plan achieved their respective personal goals. Therefore, bonuses totaling $1,719,880 were paid under the Bonus Plan to Messrs. Neustadt, Shipowitz, Barron, McCalmont and Evans. See “–– Compensation Committee Report on Executive Compensation” below.

Stock Options

     The following table provides information on stock option grants to the Named Executive Officers under the 1997 Stock Incentive Plan during fiscal 2004:

Individual Grants(1)
Potential Realizable Value
at Assumed Annual Rates of
	Number of	% of Total			Stock Price Appreciation
	Securities	Options/SARs			for Option Term(2)
	Underlying	Granted to	Exercise or
	Options/	Employees in	Base Price	Expiration	5%	10%
Name	SARs (#)	Fiscal Year	($/Share)	Date	($)(3)	($)(3)
Donald H. Neustadt	—	—	—	—	—	—

Jay B. Shipowitz	—	—	—	—	—	—

Barry M. Barron	—	—	—	—	—	—

William S. McCalmont	60,000	43.25	14.31	8/5/2013	539,969	1,368,387

Walter E. Evans	40,000	28.83	13.46	8/13/2013	338,597	858,071

(1)	Options vest or become exercisable in four equal annual installments so long as the holder continues to be employed by the Company or any of its subsidiaries on the vesting dates. The exercise price of each option is equal to the closing price per share of the Common Stock on The Nasdaq Stock Market on the date the option was granted. Each option was granted for the maximum ten-year period under the 1997 Stock Incentive Plan.

(2)	The values shown in these columns reflect growth rate assumptions the SEC prescribes. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the Common Stock’s future performance and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3)	These values represent the difference between the assumed appreciation in the Common Stock’s market value at the date of grant and the exercise price of the options.

     The following table provides information on the stock options/SARs that the Named Executive Officers held at June 30, 2004:

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-
	Acquired		Options/SARs at		the-Money Options/SARs at
	on	Value	Fiscal Year-End (#)		Fiscal Year-End ($)*
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald H. Neustadt	0	0	54,966	16,670	771,463	275,483

Jay B. Shipowitz	60,000	1,085,860	116,130	14,184	1,067,554	234,645

Barry M. Barron	25,329	420,749	0	16,580	0	250,370

William S. McCalmont	0	0	0	60,000	0	682,800

Walter E. Evans	0	0	0	40,000	0	489,200

*	Based on the closing price on The Nasdaq Stock Market of the Common Stock on June 30, 2004 of $25.69 per share.

Compensation Committee Interlocks and Insider Participation

     Michael S. Rawlings and Marshall B. Payne were the members of the Compensation Committee during fiscal 2004. Neither of the members of the Compensation Committee during fiscal 2004 was, or has ever been, an officer or employee of the Company or any of its subsidiaries.

Compensation Committee Report on Executive Compensation

     The Compensation Committee has furnished the following report on the Company’s executive compensation program. The report describes the Compensation Committee’s compensation policies applicable to the Company’s executive officers and provides specific information regarding the CEO’s compensation.

•	Compensation Policy. The Compensation Committee’s overall policy regarding compensation of the Company’s executive officers is to provide salary levels and compensation incentives that attract and retain qualified individuals in key positions, that recognize individual performance and the Company’s performance, and that support the Company’s objective of achieving sustained improvements in its financial condition, operating results, and market position. The Compensation Committee attempts to implement this policy by paying the Company’s executive officers slightly above average compensation with an emphasis on performance-related pay. The Company’s objective is to pay its executive officers competitively in base pay and automobile allowances compared with similarly situated executives at comparable companies, and then to provide an incentive by giving the executive officers the opportunity to earn significantly higher than average performance-based compensation. The performance-based compensation is made up of awards under the Bonus Plan and stock options or restricted stock under the 1997 Stock Incentive Plan. The Compensation Committee periodically reviews publicly available and private executive-compensation surveys prepared by independent sources, including compensation consultants, to determine compensation levels and practices of comparable companies. The Compensation Committee identifies those comparable companies, in its discretion, after considering a broad range of factors, including levels of revenues, geographic regions of operations, growth, and industry (e.g., service versus manufacturing). The group of comparable companies includes some companies in the specialty retail industry and some of the companies in the peer group identified below under “Stock Performance Chart,” but is not limited to companies of those kinds or companies whose stock is quoted in The Nasdaq Stock Market. The Compensation Committee also solicits appropriate input from the CEO regarding compensation for the senior executives who report to him.

In determining executive officer compensation, the Compensation Committee considers the Company’s performance as compared to its budget; each individual officer’s experience level, level of responsibility, and performance as compared to the budgeted performance goals for such officer; the Company’s growth; and the Company’s cash flow performance. Individual salaries are reviewed every 12 months and, based on evaluations of individual performance, are adjusted by the Compensation Committee in its discretion.

•	Base Salaries and Allowances. For fiscal 2004, the Compensation Committee determined the base pay and allowances for the CEO and the COO and reviewed the compensation of the Company’s other executive officers as determined by the CEO and the COO. For fiscal 2005, the Compensation Committee has directly determined or approved the base pay and allowances of all of the Named Executive Officers and any other executive officers of the Company, as required by the applicable Nasdaq Marketplace Rules, and has reviewed the compensation of the Company’s other executive officers as determined by the CEO. In this determination or review, as the case may be, as a basis for comparison, the Compensation Committee periodically attempts to determine the base salaries and allowances of similarly situated executives in comparable companies and solicits the advice of the CEO.

•	Performance Pay. For fiscal 2004, the Compensation Committee determined the performance-based compensation for the CEO and the COO and reviewed the performance-based compensation of the Company’s other executive officers as determined by the CEO and COO. For fiscal 2005, the Compensation Committee has directly determined or approved the performance-based compensation of all of the Named Executive Officers and any other executive officers of the Company, as required by the applicable Nasdaq Marketplace Rules, and has reviewed the performance-based compensation of the Company’s other executive officers as determined by the CEO. In this determination or review, as the case may be, if the Company’s executive officers have performed in accordance with the Compensation Committee’s expectations as described above, the Compensation Committee ensures that the Named Executive Officers and other executive officers are provided with above average (as compared to similarly situated executives at comparable companies) performance-based bonuses under the Bonus Plan and stock-based compensation under the 1997 Stock Incentive Plan.

•	Senior Management Bonus Plan. The Bonus Plan is an incentive program for the senior executive officers. The Bonus Plan’s goal is to place a portion of the participants’ annual cash compensation at risk to encourage and reward performance that meets or exceeds the Company’s expectations. Under the Bonus Plan, at the beginning of the fiscal year, the Compensation Committee adopts and recommends, and the Board of Directors approves, the current fiscal year plan. The Compensation Committee reserves the right to amend the Bonus Plan from time to time at its discretion.

For the senior executive officers to earn their targeted bonuses for the current fiscal year ending June 30, 2005, the Company must achieve certain financial growth, and each senior executive officer must achieve certain personal (financial or non-financial), objectives for the year as determined by the Compensation Committee, in the case of the Named Executive Officers, or by the CEO, in the case of all other senior executive officers. The Company financial-growth objectives generally correspond to an increase in the Company’s diluted earnings per share. Participants may earn bonuses greater than targeted bonuses if the Company’s annual performance exceeds the targeted-bonus objectives. Participants may begin to earn bonuses if the Company achieves certain minimum annual objectives (less than the targeted-bonus objectives) established by the Compensation Committee, in the case of the Named Executive Officers, or by the CEO, in the case of all other senior executive officers. For each senior executive officer, 25% of the bonus may be earned if the personal performance objectives established by the Compensation Committee or CEO, as applicable, are achieved, irrespective of whether the Company financial-growth objectives are achieved.

•	Stock Options; Restricted Stock. The Compensation Committee grants stock options and shares of Common Stock as restricted stock under the 1997 Stock Incentive Plan to encourage and facilitate personal stock ownership by officers and key employees, including the CEO, thus strengthening their commitment to the Company and encouraging a longer-term perspective to their responsibilities. This feature of the Company’s compensation program directly links officers’ and key employees’ interests with those of the Company’s shareholders. The Compensation Committee reviews prospective grants of stock options and shares of Common Stock as restricted stock to the Company’s officers and considers the value and benefit of such options and restricted stock during its review of such officers’ overall compensation packages. The Compensation Committee’s general policy is to grant stock option and restricted stock awards based on individual performance and the potential for the recipient to contribute to the Company’s future success; awards are not affected by the amount or terms of the options or restricted stock previously granted to the officer or key employee. Under the 1997 Stock Incentive Plan, the Compensation Committee may grant either incentive or non-qualified options, but typically grants incentive stock options because of the tax advantages to the optionees resulting from the grant of such options. The Compensation Committee generally grants options under the 1997 Stock Incentive Plan that expire in ten years and become exercisable in equal installments over a four-year period. The Compensation Committee has the sole discretion to determine the restrictions on shares of Common Stock granted as restricted stock, which would obligate the grantee to forfeit and surrender the shares, and the circumstances under which the restrictions will lapse. Such restrictions and circumstances under which the restrictions lapse are set forth in a restricted stock agreement between the Company and the grantee. The Compensation Committee typically provides for restrictions that will not lapse unless the grantee continues to be employed at the end of a specified time period (usually from three to five years) after the date of grant. The Compensation Committee believes that such limitations provide those holding options or restricted stock with incentives to remain in the Company’s employ, while affording the opportunity to receive direct benefits within a relatively short period of time.

The Compensation Committee, in consultation with the rest of the Board and the CEO, has adopted a policy so that at least a portion of the equity compensation for the Company’s senior executive officers (other than the CEO) under the 1997 Stock Incentive Plan will, beginning in fiscal 2005, depend upon growth in the Company’s diluted earnings per share over a period that includes more than one fiscal year. This long-term approach is consistent with that reflected in the recent employment agreement with Jay B. Shipowitz, the present CEO, which contemplates grants of restricted stock depending upon increases in the market price of the Common Stock that the Compensation Committee anticipates will occur (if at all) over more than one fiscal year.

•	Limits on Tax Deductibility of Compensation. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company is generally precluded from deducting compensation in excess of $1 million per year for any of its Named Executive Officers unless the compensation is “performance-based” as defined in Section 162(m) and certain other requirements are satisfied. The Compensation Committee generally intends to maintain the tax deductibility of compensation to the Named Executive Officers so long as that can be achieved in a manner consistent with the Compensation Committee’s other objectives and responsibility.

•	CEO Compensation. In accordance with the policies described above in this report, the fiscal 2004 base salary of Mr. Neustadt was established at $450,000. The Compensation Committee believed that this salary was within the range of salaries paid to chief executive officers of comparable companies when it was established. This salary, which constituted an increase of approximately 5% of the salary that had been set for Mr. Neustadt in fiscal 2003, reflected the Committee’s assessment of Mr. Neustadt’s past performance and anticipated future contributions to the Company. Mr. Neustadt oversaw the Company’s operations from November 1994 until June 2004, served a key role in the expansion of the various kinds of business that the Company conducts and in its growth strategy (including major acquisitions), and worked in recent years to develop the Company’s senior management skills, to attract additional senior management personnel to the Company, and to implement a CEO-transition plan for the Company. In or for fiscal 2004, Mr. Neustadt received a bonus of $510,652 under the Bonus Plan and was granted 4,400 shares of Common Stock as restricted stock under the 1997 Stock Incentive Plan.

The Compensation Committee of the Board of Directors:
Michael S. Rawlings
Marshall B. Payne

Employment Arrangements with Jay B. Shipowitz

     On August 23, 2004, the Company’s Board of Directors authorized, and the Company entered into, a written Executive Employment Agreement with Jay B. Shipowitz, the Company’s CEO, and two ancillary agreements, a Restricted Stock Agreement and a new Change-in-Control Executive Severance Agreement. All of those agreements were effective as of July 1, 2004. The Board of Directors, based on the recommendation of its Compensation Committee, determined that a written employment agreement with Mr. Shipowitz would provide the Company’s shareholders greater assurance of Mr. Shipowitz’s valuable services.

     Under the Employment Agreement:

•	Mr. Shipowitz’s employment as CEO will continue through June 30, 2007; and at each July 1, his employment term will automatically renew for another year unless either party has given 90 days’ notice of nonrenewal, in which case the term will expire two years later.

•	Mr. Shipowitz’s compensation consists of (1) an annual base salary of $450,000, subject to annual review by the Compensation Committee, (2) an annual bonus opportunity established by the Compensation Committee, with a target bonus equal to 75% of his annual salary, (3) a grant of 50,000 shares of Common Stock as restricted stock, and an opportunity to receive additional grants of up to 200,000 shares of Common Stock as restricted stock, in each case under the 1997 Stock Incentive Plan, and (4) participation in the Company’s employee-benefit plans for senior executive officers and certain other benefits, including an automobile allowance, paid health insurance, a term-life insurance policy with a beneficiary designated by him in an amount equal to three times his annual salary, paid vacation, and a paid club membership.

•	The 50,000 shares of restricted stock vest in installments of 15% of the shares on August 1, 2004 and an additional 17% of the shares on each July 1 thereafter, so long as Mr. Shipowitz remains employed. The Restricted Stock Agreement entered into by the Company and Mr. Shipowitz, with the 1997 Stock Incentive Plan, effected and governs that grant.

•	An additional grant of 40,000 shares of restricted stock under the 1997 Stock Incentive Plan will be made to Mr. Shipowitz when the closing price of a share of Common Stock on The Nasdaq Stock Market first remains at or above each of $33.00, $39.00, $45.00, $51.00, and $57.00 for 30 consecutive days or 30 trading days within a 45-consecutive-trading-day period. Each such grant made on or before July 1, 2006 will vest in installments of 15% one month after the date of grant and 17% on each anniversary of the date of grant, so long as Mr. Shipowitz remains employed; each grant made on or after July 1, 2006 will vest in equal installments one month after the date of grant and on each July 1 thereafter through July 1, 2011. In addition, upon a change of control of the Company (which is defined as provided in the new Change-in-Control Executive Severance Agreement), Mr. Shipowitz is also entitled to receive the next stock-price-based grant not yet earned, which will vest one month after the date of grant.

•	Unless the Company terminates his employment for Cause (as defined in the Employment Agreement), Mr. Shipowitz will be entitled to severance benefits upon any termination of employment before expiration of the term and before any change of control of the Company. If Mr. Shipowitz’s employment is terminated without Cause or because of his death or permanent disability, he will be entitled to receive continued payments of base salary and continued other benefits under the Employment Agreement (or the cash equivalent thereof) for 24 months, a prorated annual bonus for the year of termination to the extent that the Compensation Committee determines that a bonus would have been payable, and acceleration of vesting of all unvested stock options and all outstanding restricted stock. If Mr. Shipowitz terminates his employment for any (or no) reason, he will be entitled to receive continued payment of base salary and continued benefits under the Employment Agreement (or the cash equivalent thereof) for 18 months. Those severance benefits are conditioned upon Mr. Shipowitz’s delivery of a general release in favor of the Company and compliance with his post-employment restrictive covenants.

•	Mr. Shipowitz is subject to noncompetition and nonsolicitation covenants during his employment and after termination of his employment for 24 months, or for 18 months if he terminates his employment or if the Company terminates his employment for Cause.

     The new Change-in-Control Executive Severance Agreement, rather than the Employment Agreement, applies to any termination of Mr. Shipowitz’s employment upon or after any change of control of the Company. It amends and supersedes the previous Change-in-Control Executive Severance Agreement with Mr. Shipowitz. The new agreement generally contains the same terms as the previous agreement, however, except that (1) its term corresponds with that of the Employment Agreement, rather than being subject to annual termination at the Board of Directors’ discretion, (2) it does not contain the previous limitation on the amount or value of severance benefits to avoid any “excess parachute payment” under federal tax laws, and (3) it provides for a possible tax gross-up payment to Mr. Shipowitz in addition to his severance benefits. If any severance benefit to Mr. Shipowitz is subject to federal excise taxes, the Company will pay an additional amount so that after the payment of all taxes, Mr. Shipowitz will retain an amount equal to the amount of the excise taxes multiplied by a percentage that varies in accordance with the price per share of Common Stock upon a change in control, as follows:

Per Share Change-in-Control Price	Percentage
Less than $33	0%
$33 to less than $39	25%
$39 to less than $45	50%
$45 to less than $51	75%
$51 or more	100%

In all other material respects, the terms of Mr. Shipowitz’s new agreement are the same as those of the other effective Change-in-Control Executive Severance Agreements.

Change-in-Control Severance Agreements

     The Compensation Committee and the Board of Directors have recognized that, as is the case with most publicly held companies, the possibility of a change in control exists. To help assure continuity of experienced and qualified management of the Company, the Compensation Committee recommended, and the Board of Directors authorized and approved, a Change-in-Control Executive Severance Agreement (“Severance Agreement”) with each of Mr. Shipowitz, Mr. Barron, and Mr. McCalmont. The Severance Agreements with Mr. Barron and Mr. McCalmont, the terms of which are substantially identical, were entered into on May 15, 2001, and August 5, 2003. The Severance Agreement with Mr. Shipowitz, the terms of which are substantially the same as those of other Severance Agreements except as described under “—Employment Arrangements with Jay B. Shipowitz” above, was entered into on August 23, 2004, but effective as of July 1, 2004.

     Each Severance Agreement obligates the Company to provide severance benefits to the Executive if his employment with the Company and its subsidiaries is terminated, within 24 months after a Change in Control, either (i) by the Company for any reason other than Cause or the Executive’s disability or (ii) by the Executive for Good Reason. “Change in Control,” as defined in the Severance Agreement, includes (a) the acquisition (other than from the Company) of 25% or more of the outstanding voting securities of the Company by any person or group of persons, (b) a change in the Board of Directors such that the persons who were directors at the beginning of any two-year period (and any new director whose election was approved by at least two-thirds of the directors who either were directors at the beginning of the period or whose election was so approved) cease to constitute a majority of the Board of Directors, or (c) a reorganization, merger, or consolidation of the Company, or the shareholders’ approval of the sale or substantially all the assets of the Company, other than in certain circumstances described in the Severance Agreement. “Cause,” as defined in the Severance Agreement, includes the Executive’s continued failure to perform his duties after notice from the Board of Directors or his engaging in conduct that materially injures the Company. “Good Reason,” as defined in the Severance Agreement, includes a material reduction of the Executive’s compensation or benefits; a material reduction in the Executive’s position, authority, or responsibilities; a forced relocation of the Executive’s office by more than 50 miles; or the failure of any successor to the Company to expressly assume the Company’s obligations under the Severance Agreement.

     The severance benefits under the Severance Agreement are (i) a payment equal to two and one-half times the sum of the Executive’s base salary, annual bonus, and car allowance, (ii) the accelerated vesting of outstanding stock options and restricted stock, and (iii) the continuation of insurance benefits for 30 months after termination of employment. The payment is to be made in cash within five business days after the termination of employment. Except as provided in Mr. Shipowitz’s Severance Agreement, the severance benefits are limited to the amount that may be paid or provided to the Executive without making an “excess parachute payment” under federal tax laws.

     The Company is obligated to pay the Executive’s legal fees and other expenses incurred in connection with any good-faith enforcement or defense of his rights under the Severance Agreement.

     Each Severance Agreement will remain effective until terminated either (1) upon any cessation of the Executive’s employment before a Change-in-Control or (2) except for Mr. Shipowitz’s Severance Agreement, on June 30, 2005 or June 30 of any subsequent year if the Company or the Executive gives at least six months’ notice of termination.

Employment and Consulting Arrangements with Donald H. Neustadt

     Also on August 23, 2004, the Company’s Board of Directors authorized, and the Company entered into, an Employment Agreement with Donald H. Neustadt, the Company’s former CEO, and a General Release and Covenant Not to Sue with Mr. Neustadt, both of which are effective as of July 1, 2004. Mr. Neustadt ceased to be the Company’s CEO on June 30, 2004, but continues to a director of the Company. The Board of Directors, based on the recommendation of its Compensation Committee, determined that the arrangements would be both beneficial and appropriate in light of Mr. Neustadt’s lengthy service to the Company and his extensive knowledge of its business and industry.

     Under the Employment Agreement:

•	Mr. Neustadt’s employment as a non-officer, reporting to the CEO, will continue for the Company’s current fiscal year, until June 30, 2005.

•	Mr. Neustadt’s employment compensation consists of an annual salary of $284,000 and participation in certain of the Company’s employee-benefit plans or programs.

•	Mr. Neustadt continues to be subject to the nondisclosure, noncompetition, and nonsolicitation covenants under his Nondisclosure, Noncompetition, Nonsolicitation, and Noninterference Agreement with the Company dated as of November 17, 2003.

Unless the Company terminates Mr. Neustadt’s employment because of his uncured material breach of the Employment Agreement or certain other improper actions or omissions by him that are specified in the Employment Agreement, upon termination of employment before June 30, 2005, Mr. Neustadt will be entitled to severance consisting of 72 consecutive monthly instalments of $19,125 each. Those severance payments are conditioned upon Mr. Neustadt’s delivery of an Employment Separation Agreement (in the form that is an exhibit to the Employment Agreement) and compliance with his restrictive covenants in his Nondisclosure, Noncompetition, Nonsolicitation, and Noninterference Agreement during the severance period. The Employment Agreement terminates and supersedes the Change-in-Control Executive Severance Agreement previously entered into between the Company and Mr. Neustadt.

     If Mr. Neustadt remains employed by the Company through June 30, 2005, he and the Company have agreed to enter into an Employment Separation Agreement and a Consulting Agreement (in the forms that are exhibits to his Employment Agreement).

     The Employment Separation Agreement provides for (1) a general release by each of the Company and Mr. Neustadt, in favor of the other and the other’s related persons and entities of all claims (subject to certain exceptions) regarding Mr. Neustadt’s employment with the Company through June 30, 2005, and (2) the vesting of all unvested stock options held by Mr. Neustadt and the release from all restrictions of all restricted stock held by Mr. Neustadt.

     Under the Consulting Agreement:

•	Mr. Neustadt will render consulting services to the Company through June 30, 2011, unless the consulting relationship is terminated earlier in accordance with the terms of the Consulting Agreement.

•	During the consulting period, Mr. Neustadt will be obligated to comply with certain nondisclosure, noncompetition, and nonsolicitation covenants.

•	The Company will (1) pay Mr. Neustadt a consulting fee of $19,125 per month, (2) during Mr. Neustadt’s life, pay all health insurance premiums for him and his wife, and (3) reimburse Mr. Neustadt’s reasonable out-of-pocket expenses incurred to perform the consulting services.

•	If the consulting relationship is terminated before the expiration of the term of the Consulting Agreement because of Mr. Neustadt’s death or permanent disability, the Company will be obligated to continue to pay the monthly consulting fees to Mr. Neustadt or his estate. If the consulting relationship terminates because of a change in control of the Company (as defined in the Consulting Agreement), the Company will be obligated to pay Mr. Neustadt a lump-sum amount equal to the sum of all consulting fees that would thereafter have been payable under the Consulting Agreement and an amount equal to the then present actuarial value of the health insurance benefits that would thereafter have been provided during Mr. Neustadt’s life, except that if Mr. Neustadt violates any of his restrictive covenants before June 30, 2011, he will have to repay the Company or its successor certain of those termination amounts (plus interest). The Company will have no obligation to pay any further amounts to Mr. Neustadt if the Company terminates the consulting relationship because of any uncured material breach of the Consulting Agreement by Mr. Neustadt.

     The General Release provided for a general release by each of the Company and Mr. Neustadt, in favor of the other and the other’s related persons and entities, of all claims (subject to certain exceptions) regarding Mr. Neustadt’s employment with the Company through June 30, 2004. Neither the Company nor Mr. Neustadt had asserted any claim against the other as of that date.

Certain Relationships

     None of the Company’s directors, nominees for election as directors, or executive officers (1) has entered into any transaction or series of similar transactions with the Company since July 1, 2003, (2) has any relationship, or has had any relationship since July 1, 2003, with the Company, or (3) has outstanding indebtedness, or has had any outstanding indebtedness since July 1, 2003, to the Company, which (in any case) requires disclosure under Item 404 of the SEC’s Regulation S-K.

STOCK PERFORMANCE CHART

     The following chart compares the return on the Company’s Common Stock with (1) the Nasdaq Market Index and (2) a financial services peer group consisting of Cash America International, Inc.; EZ Corp, Inc.; First Cash, Inc.; and World Acceptance Corp. (identified as the “Peer Group”) for the period from June 30, 1999 through June 30, 2004. The comparison assumes that $100 was invested on June 30, 1999, and assumes reinvestment of dividends and distributions.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Company’s Board of Directors has furnished the following report:

•	The Audit Committee acts under the Amended and Restated Charter of the Audit Committee of the Board of Directors, which was adopted by the Board of Directors, upon the recommendation of the Audit Committee, on September 24, 2004.

•	The primary function of the Audit Committee is oversight of the Company’s financial reporting process and public financial statements. The Company’s management is responsible for preparing the Company’s financial statements, the reporting process, and the adequacy of controls. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are not intended or designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

•	The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management.

•	The Audit Committee has discussed with the independent auditors, Grant Thornton LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees.

•	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee; has considered the compatibility of non-audit services with the auditors’ independence; and has discussed with the auditors the auditors’ independence.

•	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:
Edward W. Rose, III, Chair
Daniel Yost
Marshall B. Payne

RELATIONSHIPS WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Selection

     The Audit Committee has selected Grant Thornton LLP as independent auditors for the Company for the current fiscal year. One or more representatives of Grant Thornton LLP are expected to be present and available to respond to appropriate questions at the Annual Meeting and have the opportunity to make a statement if they desire to do so.

Audit Fees

     Grant Thornton LLP’s fees for the audit of annual consolidated financial statements and the review of the quarterly interim financial statements for fiscal 2004 were $144,354. Grant Thornton LLP’s fees for the audit of the annual consolidated financial statements and the review of the quarterly interim financial statements for fiscal 2003 were $128,708.

Audit-Related Fees

     Grant Thornton LLP’s fees billed for audit-related services during fiscal 2004, relating to a consent for the Company’s registration statement filed with the SEC in connection with its public offering of shares of Common Stock effected in March 2004, a consent for the Company’s Uniform Franchise Offering Circular, and consultations regarding the application of certain accounting principles to the Company’s financial statements, were $63,534. Grant Thornton LLP’s fees billed for audit-related services during fiscal 2003, relating to a consent for the Company’s Uniform Franchise Offering Circular and consultations regarding the application of new accounting pronouncements to the Company’s financial statements, were $19,340.

Tax Fees

     Grant Thornton LLP’s fees billed for tax compliance, tax advice and tax planning during fiscal 2004, relating to preparing and filing of the Company’s federal, state and local income tax returns for fiscal 2003, preparing and filing certain amended tax returns, and computing quarterly estimated payments, were $61,478. Grant Thornton LLP’s fees billed for tax compliance, tax advice and tax planning during fiscal 2003, relating to preparing and filing of the Company’s federal, state and local income tax returns for fiscal 2002 and computing quarterly estimated payments, were $70,248.

All Other Fees

     Grant Thornton LLP’s fees billed for other requested services during fiscal year 2004, consisting of consultation regarding internal audit planning, review of various SAS 70 reports, and review of post-retirement benefits accounting, totaled $20,616. Grant Thornton LLP’s fees billed for other requested services during fiscal year 2003, consisting of reviewing the 2003 proxy statement, consultation regarding internal audit planning, and due diligence activities regarding debt refinancing, totaled $4,525.

Pre-Approval of Audit and Non-Audit Services

     Under the Audit Committee’s Charter, the Audit Committee is charged with recommending the proposed scope of the independent auditors’ work for each fiscal year, including any proposed non-audit functions to be performed by such auditors, and reviewing the audit plan and proposed engagement letter with the independent auditors, as well as reviewing the audit, accounting and management advisory fees for the prior fiscal year and the estimated fees for the current fiscal year. The Audit Committee’s policy is to expressly consider and approve (or disapprove) in advance any proposed engagement of the Company’s independent auditors to render any services to the Company. The Audit Committee has not adopted any policy or procedures under which the independent auditors may be engaged to render services without any specific pre-approval by the Audit Committee. All of the services to the Company by its independent auditors in fiscal 2004 and fiscal 2003 were rendered in accordance with engagements that the Audit Committee approved in advance, and there was no reliance on any de minimis exception (under the SEC’s rules) to the Audit Committee pre-approval requirement.

PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION
TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has approved and is hereby soliciting shareholder approval of an amendment to the Company’s existing Restated Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 50,000,000 shares. The proposed amendment would correspondingly increase the total number of shares of all classes of capital stock that the Company is authorized to issue from 21,000,000 to 51,000,000 shares. The full text of the proposed amendment to the Restated Articles of Incorporation is set forth below. If the shareholders approve this proposal, the proposed amendment will become effective when articles of amendment are filed with the Secretary of State of Texas. Though the Company anticipates the filing of articles of amendment promptly after the Annual Meeting, the Board of Directors will have the discretion to make that filing at any time after the Annual Meeting.

Text of Amended Provision

     If the proposed amendment is approved by the shareholders, Section A of Article V of the Restated Articles of Incorporation would read as follows:

         A. Capitalization. The aggregate number of shares which the Corporation is authorized to issue is 51,000,000 shares, consisting of:

(1)	50,000,000 shares of Common Stock having a par value of $0.01 per share; and

(2)	1,000,000 shares of Preferred Stock having a par value of $1.00 per share.

      The following is a statement of the relative rights, preferences and limitations with respect to the shares of each class of capital stock of the Corporation, insofar as the same are fixed in these Articles of Incorporation, and of the authority expressly vested in the Board of Directors of the Corporation to divide the Preferred Stock into series and to fix and determine the variations in the relative rights and preferences as between series:

Purposes and Effects of the Proposed Amendment

     The Company is authorized to issue up to 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $1.00 par value per share. The proposed amendment would increase the number of authorized shares of Common Stock to 50,000,000, but would not affect the authorized shares of Preferred Stock. The additional 30,000,000 shares of Common Stock would become a part of the existing class of Common Stock and, if and when issued, would have the same rights, privileges and preferences as the shares of Common Stock currently issued and outstanding. On September 20, 2004, 13,428,582 shares of Common Stock were outstanding and held of record by 132 registered shareholders, 211,400 shares of Common Stock were held by the Company as treasury shares, and a total of 1,676,089 shares of Common Stock were reserved for issuance under the Company’s two existing stock incentive plans, leaving only 4,683,929 authorized and unreserved shares of Common Stock available for future use. (No shares of Preferred Stock are issued and outstanding or reserved for issuance.)

     The Board of Directors believes that the increase in the number of authorized shares of Common Stock will provide the Company the flexibility in the future to:

•	raise additional capital through the issuance of shares of Common Stock or options, warrants, convertible debt, convertible preferred stock, or other securities exercisable for or convertible into shares of Common Stock;

•	acquire additional assets or businesses by using shares of Common Stock to pay all or a portion of the consideration to the sellers;

•	repay indebtedness by issuing shares of Common Stock in lieu of cash;

•	attract and retain directors, officers, and key employees and motivate those persons to exert their best efforts on behalf of the Company by providing incentive compensation as, or exercisable for, shares of Common Stock; or

•	effect stock splits in the form of a stock dividend or otherwise make stock dividends to existing shareholders.

     The Board of Directors may issue authorized but unissued shares of Common Stock at such time or times, and for such corporate purpose or purposes, as it may deem advisable, without any further action by the Company’s shareholders, except as may be required by applicable law or the rules of the The Nasdaq Stock Market, on which the Common Stock is traded. Nevertheless, the Company has no present arrangement, agreement, understanding, or plan to issue any of the additional shares of Common Stock proposed to be authorized. The Board of Directors does not intend to issue any shares of Common Stock except on terms that it deems to be in the best interest of the Company and its then-existing shareholders.

     The proposed increase in the authorized shares of Common Stock will not, in itself, affect any of the rights, preferences, or privileges of any of the Company’s shareholders. Nevertheless, the issuance of any of the additional authorized shares of Common Stock might dilute, under certain circumstances, the existing shareholder’s proportionate ownership and voting rights in the Company. In addition, the possible dilution caused by future issuances of shares of Common Stock could reduce the Company’s net income per-share in future periods and could reduce per share dividends, if any (though the Company has never paid cash dividends and does not intend to pay any cash dividends in the foreseeable future).

     The proposed increase in the authorized shares of Common Stock is not intended as an “anti-takeover device,” to inhibit or affect any possible change in control of the Company. The availability for issuance of additional shares of Common Stock could, however, discourage, or make more difficult, efforts to obtain control of the Company. For example, the Board-authorized issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest or increasing the cost of any person or persons attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

Vote Required

     The affirmative vote of a majority of all of the outstanding shares of Common Stock is required to approve the proposed amendment to the Restated Articles of Incorporation. Any shares of Common Stock not voted, because of abstention or broker non-vote, will have the effect of a vote against the proposed amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION.

EQUITY COMPENSATION PLAN INFORMATION

     The following table presents information about shares of Common Stock that may be issued under the Company’s equity compensation plans in effect as of June 30, 2004. The equity compensation plans consisted of the 1997 Stock Incentive Plan and the Non-Employee Directors Stock Incentive Plan. The numbers of shares and the exercise prices presented in the table are subject to adjustment by the Board of Directors or the Compensation Committee to reflect any stock dividend, stock split, share combination, or other recapitalization of the Company.

( c )
Number of securities
	( a )	( b )	remaining available for
	Number of securities	Weighted average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
Plan Category	warrants and rights	and rights	column (a))
Equity compensation plans approved by shareholders	993,577	$11.99	557,886
Equity compensation plans not approved by shareholders	None	None	None

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     An eligible shareholder who wishes to include a proposal in the Company’s proxy statement for the 2005 Annual Meeting of Shareholders must submit it, in accordance with the SEC’s Rule 14a-8, so that it is received by the Company’s Secretary, at the Company’s executive offices, on or before June 17, 2005.

     A shareholder who wishes to make a proposal at the 2005 Annual Meeting of Shareholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company’s Secretary, at the Company’s executive offices, by August 31, 2005. If a shareholder fails to timely give that notice, then the persons named as proxies in the proxy cards solicited by the Company’s Board of Directors for that meeting will be entitled to vote the proxy cards held by them regarding that proposal, if properly raised at the meeting, in their discretion.

MISCELLANEOUS

     All information contained in this Proxy Statement relating to the occupations, affiliations, and securities holdings of directors and executive officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and executive officers. All information relating to any beneficial owner of more than 5% of the Common Stock is based upon information contained in reports filed by such owner with the SEC.

     The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the fiscal year ended June 30, 2004 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Investor Relations/Corporate Communications, 1231 Greenway Drive, Suite 600, Irving, Texas 75038. A copy of the exhibits to such report will be furnished to any shareholder upon written request therefore and payment of a nominal fee.

By Order of the Board of Directors,

/s/ WALTER E. EVANS.
Walter E. Evans
Secretary

Irving, Texas
October 12, 2004

Appendix A

ACE CASH EXPRESS, INC.

AMENDED AND RESTATED
CHARTER OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

As of September 24, 2004

I.	Purpose:

The Audit Committee of the Board of Directors (the “Board”) of Ace Cash Express, Inc. (the “Company”) shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, and others relating to the following:

A.	the integrity of the Company’s financial statements;

B.	the Company’s financial reporting process;

C.	the Company’s systems of internal accounting and financial controls;

D.	the performance of the Company’s internal audit function and independent auditors;

E.	the independent auditor’s qualifications and independence; and

F.	the Company’s compliance with legal and regulatory requirements and ethics policies.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Company.

II.	Scope of Authority and Responsibilities:

The Audit Committee shall have the following authority and responsibilities:

A.	The Audit Committee shall have the sole authority to appoint, retain, replace, or terminate the independent auditor. The Audit Committee shall be directly responsible for the compensation, evaluation, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report, performing other audit, review, attestation, or related services or work for the Company. The independent auditor shall report directly to the Audit Committee.

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B.	The Audit Committee shall pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee before the completion of the audit.

C.	The Audit Committee may form and delegate authority to one or more subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services so long as decisions of any such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

D.	The Audit Committee shall have the authority, to the extent it deems necessary or appropriate for exercising its authority and fulfilling its responsibilities, to retain, set the compensation and other terms of engagement of, and terminate the retention of independent legal, accounting, or other advisors or consultants.

E.	The Audit Committee shall obtain and review, at least annually, a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1; discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditors.

F.	The Audit Committee shall review, and consult with the Company’s independent auditors regarding, the plan of audit.

G.	The Audit Committee shall review, in consultation with the independent auditors, their audit report, or proposed audit report, and the accompanying management letter, if any.

H.	The Audit Committee shall review, and consult with the independent auditors (out of the presence of management) regarding, the quality and the adequacy of the Company’s accounting principles for financial reporting, internal accounting controls and internal auditing procedures.

I.	The Company’s internal auditor shall report directly to the Audit Committee, and tasks or duties assigned to the internal auditor by the Audit Committee shall take precedence over tasks and duties assigned by management.

J.	The Audit Committee shall review the Company’s financial statements and related public financial disclosures.

K.	The Audit Committee shall prepare, or review and approve, the report of the Audit Committee required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

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L.	The Audit Committee shall supervise any investigations into improper use of corporate funds and related improper accounting practices.

M.	The Audit Committee shall recommend to the Board policies of appropriate corporate conduct, and thereafter monitor programs designed to secure compliance with such policies.

N.	The Audit Committee shall review and, if it so determines, approve or authorize any potential conflict-of-interest situation or transaction between the Company and its management or any member of the Board, including any relationship or transaction described in Item 404 of Regulation S-K adopted by the SEC.

In carrying out its responsibilities, the Audit Committee’s policies and procedures will remain flexible, to best react to changing conditions and circumstances and to ensure to the Board and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

III.	Implementation Activities:

To implement the foregoing responsibilities, the Audit Committee should perform such tasks as it determines in its discretion, including the following:

A.	considering the proposed scope of the independent auditors’ work for the current year and any proposed non-audit functions to be performed by such auditors and reviewing the audit plan and proposed engagement letter;

B.	reviewing the prior year’s audit, accounting and management advisory fees and the estimated current year’s fee;

C.	receiving and considering any recommendations of management regarding the independent auditors to be retained for the following year and deciding on the recommendation to be made to the Board;

D.	obtaining and considering information from the independent auditors relating to any relationships that may impact the objectivity and independence of the auditors;

E.	reviewing the procedures established by the Company to establish and monitor its internal controls, including the controls over the data processing activities and programs for security to protect against computer fraud and misuse;

F.	reviewing the policies and practices of the Company concerning financial reporting to shareholders and the public, including the reporting of quarterly and year-end results;

G.	reviewing and discussing quarterly and annual earnings press releases, including the use of pro forma or other non-GAAP financial measures, as well as financial information and earnings guidance provided to analysts and rating agencies;

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H.	reviewing with management and the independent auditors, before publication, the following:

1.	annual financial statements (including notes, schedules, and any special disclosure problems) and Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Reports on Form 10-K filed with the SEC;

2.	quarterly financial statements (including notes and any special disclosure problems) and Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC; and

3.	financial statements and/or similar disclosures in other publicly filed documents;

I.	reviewing disclosures made to the Audit Committee by the Chief Executive Officer, Chief Financial Officer and any other certifying officer during their certification process for the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

J.	without limiting the scope of the Audit Committee’s review, with respect to each review of a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, reviewing and discussing the following matters with the independent auditors (and otherwise receiving regular reports from the independent auditors thereon):

1.	all critical accounting policies and practices to be used;

2.	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, management’s position on the treatment and the treatment preferred by the independent auditor; and

3.	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

K.	consulting with the independent auditors from time to time regarding the results of any reviews of quarterly financial statements performed by them;

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L.	reviewing any disputes (resolved or unresolved) between management and the independent auditors that arose in connection with the preparation of the financial statements;

M.	reviewing the policies and programs of the Company for compliance with federal and state laws relating to audit and financial reporting matters and with applicable standards and rules promulgated by the Financial Accounting Standards Board or equivalent standard-setting authority, the SEC and other regulatory or advisory bodies that have jurisdiction over the Company’s financial reporting and audit process;

N.	reviewing any significant litigation with the Company’s counsel;

O.	reviewing any independent auditor’s management letter (relating to the prior year’s audit) that suggests areas of improvement in the Company’s accounting practices and internal accounting controls and management’s responses thereto;

P.	reviewing the effect of any important new pronouncements of the accounting profession and other regulatory bodies on the Company’s accounting policies;

Q.	reviewing at least annually the adequacy of the Company’s accounting and financial personnel resources;

R.	reviewing with the independent auditors any significant proposed changes in the basic accounting principles and reporting standards used in the preparation of the Company’s financial statements;

S.	reviewing with the independent auditors and with the Company’s management the extent to which changes or improvements in financial and accounting practices, recommended by the independent auditors or management personnel, have been implemented;

T.	reviewing with the Company’s management and other employees such policies, procedures, and practices of the Company, and obtaining from any of such persons such other information, as the Audit Committee may deem necessary or appropriate to perform its functions;

U.	reviewing and evaluating the lead (or coordinating) partner and senior members of the independent auditor team;

V.	evaluating the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and persons performing internal audit functions for the Company;

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W.	ensuring the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

X.	considering from time to time whether, in order to assure continuing auditor independence, it is appropriate to change the independent auditing firm then serving the Company or to adopt a policy of rotating the independent auditing firm on a regular basis;

Y.	recommending to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, in accordance with rules of the SEC, and reviewing those policies on a regular basis; and

Z.	taking appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

If, upon its review, the Audit Committee finds policies, practices, or conditions that it finds questionable or as to which it believes Board action should be taken, such matters shall be reported or referred to the Board for deliberation and resolution or action by the Board.

IV.	Procedures for Reviewing Complaints

The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

V.	Composition

The Audit Committee shall be composed of at least three directors selected by the Board. The members of the Audit Committee must satisfy the independence and experience requirements for audit committees of issuers with securities quoted on the Nasdaq National Market (the “Nasdaq Requirements”). Accordingly, the members of the Audit Committee:

A.	may not, except as permitted by the Nasdaq Requirements, be officers or employees of the Company or any of its subsidiaries or have any relationship that, in the opinion of the Board, would interfere with the exercise of their independent judgment as members of the Audit Committee;

B.	may not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

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C.	must be able, when appointed, to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

Further, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in his or her financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

VI.	Meetings and Procedures:

The Audit Committee shall meet as often as it determines necessary, and anticipates meeting no less frequently than quarterly. The Audit Committee shall (a) establish direct communication and meet with the Company’s independent accountants, the Chief Financial Officer, and the Company’s internal auditors at least once each year and (b) meet with representatives of the Company’s senior management as needed, but at least once per year. The Audit Committee may request any officer or employee of the Company or any of its subsidiaries or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or counsel or advisors to, the Audit Committee.

Except as otherwise provided in this Charter, the Articles of Incorporation or the Bylaws of the Company, the Audit Committee shall (a) keep regular minutes of its proceedings and report the same to the Board and (b) fix its own rules of procedure. The Audit Committee shall report its activities to the full Board whenever a matter necessitates deliberation or inquiry by the full Board, but in any event not less than once each year.

A majority of the members shall constitute a quorum for transacting business of the Audit Committee. The Audit Committee shall meet from time to time upon agreement of its members or upon notice by any of its members. Notice of any meeting of the Audit Committee shall be given to each member not less than 24 hours before the time of the meeting by mail, telephone, or telecopy, and no such notice need state the business proposed to be transacted at the meeting. No notice of the time or place of any meeting of the Audit Committee need be given to any member thereof who attends in person or who, in writing, executed and filed with the records of the meeting, either before or after the holding thereof, waives such notice. The Audit Committee may also act by unanimous written consent.

The Audit Committee may use the Company’s resources to conduct, or have conducted, such regular and special reviews and examinations as are necessary to fulfill its responsibilities. Additionally, the Audit Committee may retain independent counsel, special independent auditors or other experts or advisors when, in the discretion of the Audit Committee, the circumstances warrant such actions.

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VII.	Funding

The Company shall provide for appropriate funding, as determined by the Audit Committee, for the work of the Audit Committee generally and for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report, the work of the Audit Committee and to any independent counsel or other advisors engaged by the Audit Committee.

VIII.	Limitations on Scope:

The Audit Committee members shall serve as such from time to time, subject to understanding on their part and the part of the Company’s management and the independent accountants and auditors, that:

A.	the Audit Committee’s function is one of oversight only, it being understood that the Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements;

B.	the members need not be accountants, nor must they have extensive accounting backgrounds or knowledge, and are not serving to provide any expert or special assurance as to the Company’s financial statements or any professional certification regarding the work of the independent auditors;

C.	the Company’s management and the independent accountants and auditors will provide the Audit Committee with prompt and accurate information so that the Audit Committee can discharge its duties properly; and

D.	to the extent permitted by law, the members shall be entitled to rely on the information and opinions of the persons and entities noted above in carrying out its responsibilities.

The Audit Committee members, in agreeing to serve on the Audit Committee, do so in reliance on, among other things, the provisions of the Company’s Articles of Incorporation which (a) together with the Bylaws of the Company, provide indemnification for their benefit, and (b) provide that no director shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except under certain circumstances specified therein.

IX.	Review and Amendment of the Charter:

The Audit Committee shall review this Charter at least annually for any necessary or appropriate amendments and may from time to time, by at least a majority vote or consent of its members, recommend amendments to this Charter. This Charter may be amended in writing from time to time only by the Board.

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors Nominees: 01 Raymond C. Hemmig 02 Robert P. Allyn 03 J. M. Haggar, III 04 Donald H. Neustadt 05 Marshall B. Payne 06 Michael S. Rawlings 07 Edward W. Rose, III 08 Jay B. Shipowitz 09 Charles Daniel Yost	FOR all nine nominees listed (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	2.	The proposal to amend the Company’s Restated Articles of Incorporation to increase the total number of shares of Common Stock, $0.01 par value per share, that the Company has authority to issue from 20 million shares to 50 million shares	FOR ☐	AGAINST ☐	ABSTAIN ☐

				3.	In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.

(INSTRUCTION:To withhold authority to vote for any individual nominee, write that nominee’s name or number in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲FOLD AND DETACH HERE▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/aace		1-800-435-6710		Mark, sign and date
Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	and
you access the web site.		card in hand when you call.		return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.acecashexpress.com

ACE CASH EXPRESS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — NOVEMBER 15, 2004

     I (i) acknowledge receipt of the Notice of Annual Meeting of Shareholders of Ace Cash Express, Inc., a Texas corporation (the “Company”), to be held on Monday, November 15, 2004, at 10:00 a.m., Dallas time, at the Marriott Las Colinas, 223 West Las Colinas Boulevard, Irving, Texas 75039, and the Proxy Statement in connection therewith, and (ii)appoint Raymond C. Hemmig and Jay B. Shipowitz, and each of them, my proxies with full power of substitution, for and in my name, place and stead, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in my name, or with respect to which I am entitled to vote and act, at the meeting and at any adjournment thereof, and I direct that this proxy be voted as indicated on the reverse side.

     I hereby revoke any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratify and confirm all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.

     THIS PROXY WILL BE VOTED AS INDICATED ON THE OTHER SIDE. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN (OR EITHER OF THEM) REGARDING ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

IMPORTANT: SIGN AND DATE ON OTHER SIDE

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

You can now access your Ace Cash Express account online.

Access your Ace Cash Express shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Ace Cash Express, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes

• View certificate history	• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time